Exhibit 99.2

Contacts:

Tom Baker	Stefanie Bacher
Media/U.S. Investors	European Investors
Tel. +1-858-458-0900	Tel. +1-858-362-0365
tbaker@macropore.com	sbacher@macropore.com

MacroPore Biosurgery Updates its Financial Outlook for 2004 and
Announces Preliminary Second Quarter Revenues

San Diego, CA, July 19, 2004 - MacroPore Biosurgery, Inc. (Frankfurt: XMP) (Reuters: MACP.DE) (Bloomberg: XMP)today announced that it is withdrawing its previously stated 2004 revenue guidance because the Company is currently not in a position to reliably project HYDROSORB™ product revenues  based on the information available at this time.

Preliminary revenues for the quarter ended June 30, 2004 are expected to be approximately $1.5 million, with approximately $887,000 attributable to the HYDROSORB™ spine and orthopedic product line. For the six-months ended June 30, 2004, preliminary revenues are expected to be $3.9 million, with approximately $2.5 million attributable to the HYDROSORB™ line. The HYDROSORB™ products are distributed exclusively through Medtronic Sofamor Danek (MSD). MacroPore Biosurgery expects to end the quarter with cash and cash equivalents and short-term investments of $18.0 million.

“We will continue to support the long-term adoption of this technology in conjunction with MSD, despite the difficulty anticipating adoption rates in the market and the purchases from MSD,” said Christopher J. Calhoun, Chief Executive Officer of MacroPore Biosurgery. “Importantly, MSD has reaffirmed their commitment to this product line over the long-term. The outstanding performance of HYDROSORB™, as detailed in the recently published journal, Neurosurgical Focus, and the advantages it offers as a resorbable technologysuggest that this product family will play an important clinical role in the future.”

“The other components of our business, in particular, the regenerative cell technology program, have continued to perform at or above expectations thus far this year,” added Mr. Calhoun. “The accomplishments include achieving multiple regulatory, scientific and business development milestones, such as the pre-clinical data we released that suggests adipose-derived regenerative cells have the potential to engraft and differentiate into heart muscle, and the recent sale of our thin film business. We expect to continue this success throughout the second half.”

The management of MacroPore Biosurgery will host a conference call today at 4:30 pm Central Eastern Summer Time (CEST) or 10:30 am Eastern Daylight Time (EDT) to discuss the updated outlook and preliminary revenues. This conference call may be accessed from the investor relations section of the Company’s website, www.macropore.com. An archived version of the webcast will be available on the same website 60 minutes after the call. The audio replay will be archived for 24 hours following the call and may be accessed by dialing +49 69 58 99 90 568 (PIN: 132637#) or (303) 590-3000 (PIN: 11003580#).

MacroPore Biosurgery will release the full second quarter results on August 16, 2004 at approximately 4:00 PM CEST and host a conference call to discuss the results at 4:30 PM CEST that same day.

About MacroPore Biosurgery, Inc.

MacroPore Biosurgery (Frankfurt: XMP) is focused on the discovery, development and commercialization of regenerative medicine technologies. We have two technology platforms, bioresorbable technology and regenerative cell technology. Our surgical implants, derived from our bioresorbable technology, represent one of the latest advancements in spine and orthopedic medicine. They are manufactured by us and distributed exclusively through Medtronic Sofamor Danek. Within our regenerative cell technology program, we are developing a system to isolate autologous, homologous-use, regenerative cells. Simultaneously, we are generating scientific knowledge through internal research to support the clinical use of these cells. Our most advanced research and development program is in the repair of cardiovascular tissues that are damaged after a heart attack. We are also researching applications in bone repair, spinal disc regeneration, and cosmetic and reconstructive surgery. For further information please visit our web site http://www.macropore.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may include forward-looking statements regarding events and trends which may affect MacroPore Biosurgery’s future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore Biosurgery’s actual results and financial position to differ materially. These risks and uncertainties are described (under the heading “Risk Factors”) in our 2003 Form 10-K annual report for the year ended December 31, 2003, which is available on our web site. MacroPore Biosurgery assumes no responsibility to update any revision of forward-looking statements to reflect events, trends or circumstances after the date they are made.

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